For Immediate Release

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum

Integrated Corporate Relations

(310) 395-2215

SKECHERS USA ANNOUNCES RECORD SECOND QUARTER 2005 REVENUES
— Net Sales Increase 12.5 Percent to $263.9 Million;
— Diluted Earnings Per Share Rise 81.0 Percent to $0.38

MANHATTAN BEACH, CA. – July 27, 2005 – SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2005.

Net sales for the second quarter of 2005 rose 12.5 percent to $263.9 million compared to $234.7 million in the second quarter of 2004. Net earnings for the quarter were $15.9 million versus net earnings of $8.3 million in the second quarter of 2004. Net earnings per diluted share were $0.38 on 44,120,000 diluted shares outstanding, above First Call consensus of $0.25 per diluted share, and 81.0% higher than net earnings per diluted share of $0.21 in the second quarter of 2004.

“Much like our record first quarter 2005 sales, our reported second quarter net sales of $263.9 million represent our highest second quarter revenues in the Company’s history,” began David Weinberg, chief financial officer of SKECHERS USA, Inc. “This marks the sixth consecutive quarter of year-over-year top-line quarterly increases, a clear testament to the continued strength of our brands.”

For the six-month period ended June 30, 2005, net sales were $510.1 million compared to net sales of $456.2 million in the first six months of 2004. Net earnings were $26.2 million, compared to net earnings of $15.4 million in the first six months of 2004. Net earnings per diluted share in the first six months of 2005 were $0.62 versus net earnings per share of $0.39 for the same period last year.

Gross profit for the second quarter of 2005 was $111.5 million compared to $95.2 million in the second quarter of 2004. Gross margin was 42.3 percent compared to 40.6 percent in the second quarter of 2004. Gross profit for the first six months of 2005 reached $212.0 million, or 41.6 percent of sales versus $184.9 million, or 40.5 percent of sales in the first six months of 2004.

Weinberg continued: “Our record second quarter net sales were the result of growth in key SKECHERS men’s, women’s and children’s lines, and our new fashion brands, including 310 Motoring and Red by Marc Ecko – both of which experienced their first full year of shipping. With our product on target and in demand, we saw double-digit sales increases in our domestic wholesale and retail businesses, as well as growth in our international wholesale business and Company-owned international retail stores. Due to this increased demand of our in-line product and strong sell-throughs, we also experienced very strong margins. The growth from all our key divisions and our improved margins give us continued confidence as we head into the second half of the year.”

Robert Greenberg, SKECHERS’ chief executive officer, said: “We are very pleased with our consecutive quarters of record growth and see this as a strong indicator for the remainder of the year as we continue to build on the strength and success of both SKECHERS and our newer lifestyle brands. We believe that signing both Carrie Underwood, the new American Idol winner and rising star, for SKECHERS and the multi-platinum hip-hop artist The Game for 310 Motoring will help increase awareness of both brands when consumers see the advertising in the second half of 2005. During our pre-line meetings with major accounts earlier this month, we consistently heard enthusiastic feedback as we shared preliminary images of our new marketing campaigns as well as Holiday 2005 and Spring 2006 product. Given our new marketing plans, new products and early response from retailers, we are excited about next week’s WSA trade show. We believe our company is savvier than ever. Our products and marketing are on target in all our divisions, which we believe should result in continued year-over-year improvements.”

The Company now expects third quarter 2005 net sales to be in the range of $270 million to $280 million and net earnings per diluted share of $0.25 to $0.30.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking, plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 12 unique brand names. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school or holiday selling seasons; the inability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the Company’s products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage or forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake in California where our domestic warehouse, headquarters and a substantial number of our retail stores are located; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and for the Company’s Form 10-Q for the quarter ended March 31, 2005.

###

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$150,925	$137,653
Trade accounts receivable, net	175,096	120,463
Other receivables	5,345	2,726

Total receivables	180,441	123,189

Inventories	164,063	149,757
Prepaid expenses and other current assets	8,711	10,139
Deferred tax assets	3,865	3,865

Total current assets	508,005	424,603

Property and equipment, at cost less accumulated depreciation and amortization	78,192	82,564
Intangible assets, less applicable amortization	1,367	1,641
Deferred tax assets	4,906	4,906
Other assets, at cost	4,168	4,939

TOTAL ASSETS	$596,638	$518,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$6,578	$3,123
Accounts payable	148,861	93,694
Accrued expenses	11,314	13,903

Total current liabilities	166,753	110,720

Long-term borrowings, excluding current installments	107,821	113,038

Stockholders’ equity	322,064	294,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$596,638	$518,653

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$263,928	$234,704	$510,147	$456,192
Cost of sales	152,392	139,467	298,175	271,248

Gross profit	111,536	95,237	211,972	184,944
Royalty income	1,990	1,219	3,074	2,607

	113,526	96,456	215,046	187,551

Operating expenses:
Selling	20,973	20,738	39,146	36,828
General and administrative	65,282	59,288	131,612	120,329

	86,255	80,026	170,758	157,157

Earnings from operations	27,271	16,430	44,288	30,394

Other income (expense):
Interest, net	(1,627)	(2,272)	(3,197)	(4,309)
Other, net	(204)	(157)	1,347	(223)

	(1,831)	(2,429)	(1,850)	(4,532)

Earnings before income taxes	25,440	14,001	42,438	25,862
Income tax expense	9,523	5,659	16,254	10,474

Net earnings	$15,917	$8,342	$26,184	$15,388

Net earnings per share:
Basic	$0.40	$0.22	$0.66	$0.40

Diluted	$0.38	$0.21	$0.62	$0.39

Weighted average shares:
Basic	39,580	38,440	39,484	38,285

Diluted	44,120	43,220	44,256	42,829